Filed pursuant to Rule 424(b)(8) under the Scurities Act of 1933, as amended
Registration Number 333-40809
PROSPECTUS
KENNAMETAL INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
(as amended)
2,000,000 SHARES OF CAPITAL STOCK
($1.25 par value per share)

     The Dividend Reinvestment and Stock Purchase Plan, as amended (the “Plan”), of Kennametal Inc., a Pennsylvania corporation (the “Corporation”), provides shareowners of the Corporation’s capital stock, par value $1.25 per share (the “Capital Stock”), with a simple, convenient, and economical method of purchasing additional shares of the Capital Stock without payment of any brokerage fees, commissions, service charges, or other similar expenses. The Capital Stock is listed on the New York Stock Exchange under the trading symbol “KMT.”
     Each holder of record of the Capital Stock may participate in the Plan. Additionally, certain beneficial owners of the Capital Stock may participate in the Plan if the holder of record has made arrangements to participate in the Plan on behalf of such beneficial owners.
     A participant in the Plan may purchase shares of the Capital Stock by: (a) reinvesting all cash dividends on his or her shares of the Capital Stock; (b) making optional cash payments of not less than $50 up to a total of $4,000 per quarter while continuing to receive cash dividends; or (c) both reinvesting all cash dividends and making such optional cash payments. A participant may terminate his or her participation in the Plan at any time.
     Under the Plan, the purchase price of the Capital Stock purchased from the Corporation with reinvested dividends will be 95% of the average of the daily high and low sales prices of the shares on the New York Stock Exchange Consolidated Tape for the period of five (5) trading days immediately preceding the dividend payment date. The purchase price of the Capital Stock purchased from the Corporation with optional cash payments will be 100% of such average. In certain circumstances, the Plan may purchase shares in the open market in which case the purchase price is calculated as set forth in the answer to Question 19.
     The Plan does not represent a change in the dividend policy of the Corporation and does not represent a guarantee of future dividends. The payment of dividends will continue to depend on earnings, financial requirements, and other factors. Shareowners who do not wish to participate in the Plan will continue to receive cash dividends, if and when paid, by check in the usual manner.
     This Prospectus pertains to an aggregate of 2,000,000 shares of the Capital Stock registered with the Securities and Exchange Commission (the “Commission”) for purposes of the Plan, including 500,000 shares covered by the Registration Statement on Form S-3 filed on November 21, 1997 (file number 333-40809) of which this Prospectus is a part, 1,000,000 shares previously registered at File No. 33-61854 and 500,000 shares previously registered at File No. 33-3003. Such share numbers reflect a 2-for-1 stock split effected on August 23, 1994. The Corporation may reserve shares out of its authorized and unissued Capital Stock for sale under the Plan or, in the alternative, may sell treasury shares of the Capital Stock.
     Investing in the Plan involves risks that are described in the “Risk Factors” section beginning on page 1 of this Prospectus.
It is suggested that this Prospectus be retained for future reference.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is November 7, 2006.

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FORWARD-LOOKING STATEMENTS
     This prospectus contains “forward-looking” statements. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. These statements are likely to relate to, among other things, our strategy, goals, plans and projections regarding our financial position, results of operations, market position, and product development, all of which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. It is not possible to predict or identify all factors; however, they may include the following: global and regional economic conditions; risks associated with the availability and costs of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; risks associated with our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; energy costs; commodity prices; risks associated with integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; risks relating to our recent business divestitures; competition; demands on management resources; future terrorist attacks or acts of war; labor relations; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We provide additional information about many of the specific risks we face in the “Risk Factors” Section of this prospectus. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments

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SUMMARY
     The following summary does not contain all of the information related to the Corporation and the Plan that may be important to you. You should read this entire prospectus carefully and the documents incorporated by reference in this prospectus before making a decision to invest in the Capital Stock. References to “we,” “us,” and “our” refer to Kennametal Inc. and its consolidated subsidiaries.
The Plan
     This prospectus describes the Kennametal Inc. Dividend Reinvestment and Stock Purchase Plan, as amended. The Plan provides a simple, convenient, and economical method of purchasing additional shares of the Capital Stock without payment of any brokerage fees, commissions, service charges, or other similar expenses.
     You must be a shareowner of capital stock to become a participant in the Plan. Once enrolled, you may purchase additional shares of capital stock by automatically reinvesting all of the cash dividends paid on our capital stock.
     Participation in the Plan is entirely voluntary. Shareowners who do not wish to participate in the Plan will continue to receive cash dividends, if and when paid, by check in the usual manner.
The Corporation
     The Corporation is organized under the laws of the Commonwealth of Pennsylvania. We are a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. We believe that our reputation for manufacturing excellence and technological expertise and innovation in our principal products has helped us achieve a leading market presence in our primary markets. We believe we are the second largest global provider of metalcutting tools and tooling systems. End users of our products include metalworking manufacturers and suppliers in the aerospace, automotive, machine tool and farm machinery industries, as well as manufacturers and suppliers in the highway construction, coal mining, quarrying and oil and gas exploration industries. Our end users’ products include items ranging from airframes to coal, medical implants to oil wells and turbochargers to motorcycle parts.
     We specialize in developing and manufacturing metalworking tools and wear-resistant parts using a specialized type of powder metallurgy. Our metalworking tools are made of cemented tungsten carbides, ceramics, cermets, high-speed steel and other hard materials. We also manufacture and market a complete line of toolholders, toolholding systems and rotary cutting tools by machining and fabricating steel bars and other metal alloys. We are one of the largest suppliers of metalworking consumables and related products in the United States and Europe. We also manufacture tungsten carbide products used in engineered applications, mining and highway construction and other similar applications, including circuit board drills, compacts and metallurgical powders. Additionally, we manufacture and market engineered components with a proprietary metal cladding technology and provide our customers with engineered component process technology and materials that focus on component deburring, polishing and producing controlled radii.
     The Corporation’s principal executive offices are located at 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650, and its telephone number is (724) 539-5000.

RISK FACTORS
     You should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before deciding to invest in the Plan.
The cyclical nature of our business could cause fluctuations in operating results.
Our business is cyclical in nature. As a result of this cyclicality, we have experienced, and in the future we can be expected to experience, significant fluctuation in our sales and operating income, which may negatively affect our financial position and results of our operations and could impair our ability to pay dividends.
Our future operating results may be affected by fluctuations in the prices and availability of raw materials.
The raw materials we use for our products consist of ore concentrates, compounds and secondary materials containing tungsten, tantalum, titanium, niobium and cobalt. A significant portion of our raw materials are supplied by sources outside the U.S. The raw materials industry as a whole is highly cyclical, and at times pricing and supply can be volatile due to a number of factors beyond our control, including general economic and political conditions, labor costs, competition, import duties, tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. In an environment of increasing raw material prices, competitive conditions can affect how much of the price increases we can recover in the form of higher sales prices. To the extent we are unable to pass on any price increases to our customers, our profitability could be adversely affected. Furthermore, restrictions in the supply of tungsten, cobalt and other raw materials could adversely affect our operating results. If the prices for our raw materials increase, our profitability could be impaired.
Our continued success depends on our ability to protect our intellectual property.
Our future success depends in part upon our ability to protect our intellectual property. We rely principally on nondisclosure agreements and other contractual arrangements and trade secret law and, to a lesser extent, trademark and patent law, to protect our intellectual property. However, these measures may be inadequate to protect our intellectual property from infringement by others or prevent misappropriation of our proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do U.S. laws. Our inability to protect our proprietary information and enforce our intellectual property rights through infringement proceedings could have a material adverse effect on our business, financial condition and results of operations.
Our international operations pose certain risks that may adversely impact sales and earnings.
We have manufacturing operations and assets located outside of the U.S., including Brazil, Canada, China, England, Germany, Italy, India and Mexico. We also sell our products to customers and distributors located outside of the U.S. During the fiscal year ended June 30, 2006, approximately 47 percent of our consolidated sales were derived from non-U.S. markets. A key part of our long-term strategy is to increase our manufacturing, distribution and sales presence in international markets. These international operations are subject to a number of special risks, in addition to the risks of our domestic business, including currency exchange rate fluctuations, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, current and changing regulatory environments (including, but not limited to, the risks associated with the importation and exportation of products and raw materials), difficulty in obtaining distribution support, difficulty in staffing and managing widespread operations, differences in the availability and terms of financing, political instability and unrest and risks of increases in taxes. Also, in some foreign jurisdictions, we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our future profits.
Natural disasters or other global or regional catastrophic events could disrupt our operations and adversely affect results.
Despite our concerted effort to minimize risk to our production capabilities and corporate information systems and to reduce the effect of unforeseen interruptions to us through business continuity planning, we still may be exposed to interruptions due to catastrophe, natural disaster, terrorism or acts of war, which are beyond our control. Disruptions to our facilities or systems could also interrupt operational processes and adversely impact our ability to manufacture our products and provide services and support to our customers. As a result, our results of our operations, financial position, cash flows and stock price could be adversely affected.
Changes in the regulatory environment, including environmental, health, and safety regulations, could subject us to increased compliance and manufacturing costs, which could have a material adverse effect on our business.
Health and Safety Regulations. Certain of our products contain hard metals, particularly cobalt. Hard metal dust is being studied for potential adverse health effects by organizations in both the U.S. and in Europe. Future studies on the health effects of hard metals may result in new regulations in the U.S. and Europe that may restrict or prohibit the use of, and exposure to, hard metal dust. New regulation of hard metals could require us to change our operations, and these changes could affect the quality of our products and materially increase our costs.
Environmental Regulations. We are subject to various environmental laws, and any violation of, or our liabilities under, these laws could adversely affect us. Our operations necessitate the use and handling of hazardous materials and, as a result, we are subject to various federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, the cleanup of contaminated sites and the maintenance of a safe work place. These laws impose penalties, fines and other sanctions for noncompliance and liability for response costs, property damages and personal injury resulting from past and current spills, disposals or other releases of, or exposure to, hazardous materials. We could incur substantial costs as a result of noncompliance with or liability for cleanup or other costs or damages under these laws. We may be subject to more stringent environmental laws in the future. If more stringent environmental laws are enacted in the future, these laws could have a material adverse effect on our business, financial condition and results of operations.
Regulations affecting the mining and drilling industries or utilities industry. Some of our principal customers are mining and drilling companies. Many of these customers supply coal, oil, gas or other fuels as a source for the production of utilities in the U.S. and other industrialized regions. The operations of these mining and drilling companies are geographically diverse and are subject to or impacted by a wide array of regulations in the jurisdictions where they operate, such as applicable environmental laws and an array of regulations governing the operations of utilities. As a result of changes in regulations and laws relating to such industries, our customers’ operations could be disrupted or curtailed by governmental authorities. The high cost of compliance with mining, drilling and environmental regulations may also induce customers to discontinue or limit their operations, and may discourage companies from developing new opportunities. As a result of these factors, demand for our mining- and drilling-related products could be substantially affected by regulations adversely impacting the mining and drilling industries or altering the consumption patterns of utilities.
We operate in a highly competitive environment.
Our domestic and foreign operations are subject to significant competitive pressures. We compete directly and indirectly with other manufacturers and suppliers of metalworking tools and wear resistant parts. At least one of our competitors is larger, and some of our competitors may have greater access to financial resources and may be less leveraged than us. In addition, the metalworking supply industry is a large, fragmented industry that is highly competitive.
We may not be able to manage and integrate acquisitions successfully.
In the recent past, we have acquired companies and we continue to evaluate acquisition opportunities that have the potential to support and strengthen our business. We can give no assurances, however, that any acquisition opportunities will arise or if they do, that they will be consummated, or that additional financing, if needed, will be available on satisfactory terms. In addition, acquisitions involve inherent risks that the businesses acquired will not perform in accordance with our expectations. We may not be able to achieve the synergies and advances we expect from the integration of acquisitions as successfully or rapidly as projected, if at all. Our failure to effectively integrate newly acquired operations could prevent us from realizing our expected rate of return on an acquired business and could have a material and adverse affect on our results of operations and financial condition.
Labor disputes and increasing labor costs could have a material adverse effect on our business.
Some of our principal domestic and many of our foreign operations are parties to collective bargaining agreements with their employees. We cannot give assurance that any disputes, work stoppages or strikes will not arise in the future. In addition, when existing collective bargaining agreements expire, we cannot assure you that we will be able to reach new agreements with our employees. Such new agreements may be on substantially different terms and may result in increased labor costs. Future disputes with our employees could have a material adverse effect upon our business, financial position and results of our operations.
If we are unable to retain qualified employees, our growth may be hindered.
Our ability to provide high quality products and services depends in part on our ability to retain our skilled personnel in the areas of management, product engineering, servicing and sales. Competition for such personnel is intense and our competitors can be expected to attempt to hire our skilled employees from time to time. Our results of operations could be materially and adversely affected if we are unable to retain the customer relationships and technical expertise provided by our management team and our professional personnel.

Product liability claims could have a material adverse effect on our business.
The sale of metalworking, mining, highway construction and other tools and related products entails an inherent risk of product liability claims. We cannot give assurance that the coverage limits of our insurance policies will be adequate or that our policies will cover any particular loss. Insurance can be expensive, and we may not always be able to purchase insurance on commercially acceptable terms, if at all. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.
All of the above risk factors, which discuss material impacts on our business, could cause the Corporation to be unable to pay dividends.

ADDITIONAL INFORMATION AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The Corporation has filed with the Commission registration statements on Form S-3 (the “Registration Statements”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Capital Stock offered hereby. For further information pertaining to the shares of Capital Stock to which this Prospectus relates, reference is made to the Registration Statements, including exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statements is omitted from this Prospectus.
     In addition, the Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the Public Reference Room of the Commission in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Public information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, at which the Corporation’s reports, proxy and information statements and other information regarding the Corporation can be obtained, located at www.sec.gov.
     The Capital Stock of the Corporation is listed on the New York Stock Exchange (the “Exchange”), and reports, proxy statements, and other information concerning the Corporation also may be inspected and copied at the offices of the Exchange at 20 Broad Street, New York, New York 10005.
     The following documents heretofore filed with the Commission by the Corporation are incorporated herein by reference:
1.	The Annual Report of the Corporation on Form 10-K for the fiscal year ended June 30, 2006;
2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since July 1, 2006; and
3.	The description of the Capital Stock which is contained in the registration statement filed under Section 12 of the Exchange Act including all amendments and reports filed for the purpose of updating such description.
     Each document or report subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering covered hereby shall be incorporated by reference in this Prospectus and shall be a part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
     The Corporation hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been incorporated by reference into this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated into this Prospectus by reference). Requests for such copies should be directed to: Secretary, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650, telephone number (724) 539-5000. The Corporation’s website address is www.kennametal.com. We make available on our website, free of charge, the periodic reports that we filed with or furnish to the SEC, as well as all amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. Other than the documents specifically incorporated by reference into this Prospectus, the information on our website is not a part of this Prospectus.

THE PLAN
     The following statement, in question and answer form, explains and constitutes the Dividend Reinvestment and Stock Purchase Plan, as amended (the “Plan”), of the Corporation.
Purpose
     1. What is the purpose of the Plan?
          The purpose of the Plan is to provide a simple, convenient, and economical method of investing cash dividends and optional cash payments in additional shares of Capital Stock without payment of any brokerage fees, commissions, service charges, or other expenses. Because such shares will normally be purchased from the Corporation (see the answer to Question 15), the Corporation will receive additional funds for general corporate purposes (see “Use of Proceeds”).
Advantages
     2. What are the advantages of the Plan?
          Participants in the Plan receive full investment of funds (with the exception of any required income tax withholding as more fully explained in the answer to Question 33) because they are not required to pay brokerage fees, commissions, service charges, or other expenses in connection with purchases under the Plan, and because the Plan credits fractional shares (computed to four decimal points), as well as whole shares, to participants’ accounts. Dividends on fractional shares, as well as on full shares, will be automatically reinvested in additional shares.
          Participants in the Plan who reinvest dividends will have shares of Capital Stock purchased from the Corporation credited to their account at a price equal to 95% of the market price average per share (as more fully explained in the answer to Question 17).
          Participants in the Plan will receive detailed statements of their accounts after each transaction to simplify their recordkeeping, and participants will be able to avoid the inconvenience and expense of safekeeping certificates for the Capital Stock purchased under the Plan because the administrator of the Plan will be the record holder and will hold the certificates representing such Capital Stock (see the answer to Question 3).
Administration
     3. Who administers the Plan?
          Mellon Bank, N.A. (the “Administrator” or the “Bank”), the dividend disbursing and transfer agent for the Capital Stock, will administer the Plan as the agent for the participants, and in such capacity will hold shares in its name or that of its nominee, will keep and maintain records, will send detailed statements of account to participants, and will perform other duties relating to the Plan. Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/dealer, will provide certain administrative support to the Administrator. All correspondence concerning the Plan should include the participant’s account number and should be directed to:
Kennametal Inc.
c/o Mellon Investor Services
P.O. Box 3338
South Hackensack, NJ 07606-1938
          The telephone number of the Administrator is 1-866-211-6288.
          Participants can also enroll in the Plan, obtain information, and perform certain transactions on their account on-line via Investor ServiceDirect®. To gain access, they will require a password which they may establish when they visit the Mellon Investor Services website. To recover a forgotten password, call 1-877-978-7778 to have it reset. To access Investor ServiceDirect® please visit the Mellon Investor Services website at www.melloninvestor.com.
          The Corporation will issue and deliver to the Administrator the whole shares of Capital Stock purchased from the Corporation under the Plan (see also the answer to Question 15). The additional fractional shares credited to the participants’ accounts under the Plan shall be administered as the Corporation shall from time to time direct.
          In the event that the Administrator should resign or otherwise cease to act as the agent for the participants, the Corporation will make such other arrangements as it deems appropriate for the administration of the Plan. In addition, the Corporation may replace the Administrator as the agent for the participants at any time.
Participation
     4. Who is eligible to participate in the Plan?
          All record holders of the Capital Stock are eligible to participate in the Plan. If your Capital Stock is registered in a name other than your own (e.g., in the name of a nominee), you may be able to participate in the Plan if the record holder of such Capital Stock has made the necessary arrangements with the Administrator on behalf of its beneficial owners (as more fully explained in the answer to Question 10). Alternatively, you can participate in the Plan by becoming the record holder of those shares by having them transferred to your name.
          Shareowners will not be eligible to participate in the Plan if they reside in a jurisdiction in which it is unlawful for the Corporation to permit their participation.
     5. How does a record holder participate in the Plan?
          Enrollment is available on-line through Investor ServiceDirect® at www.melloninvestor.com. See “Administration” for information on how to access Investor ServiceDirect®. Alternatively, you may enroll by completing the enclosed authorization form (“Authorization Form”) and mailing it to the Administrator in the envelope provided. If your shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all such persons must sign the Authorization Form. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.
          You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check.
     6. Is partial participation possible under the Plan?
          Generally, no. In the case of a record holder who chooses to reinvest dividends under the Plan, such reinvestment must be made with respect to all shares registered in the shareowner’s name. However, by electing to make optional cash payments only, a record holder is not required to reinvest the dividends on the other shares the participant may hold (see also the answer to Question 10 concerning partial participation by a record holder who has made arrangements with the Administrator to participate in the Plan on behalf of its beneficial owners).
     7. What does the Authorization Form provide?
          The Authorization Form appoints the Administrator as the agent for each participant and directs the Administrator to apply cash dividends and optional cash payments, as instructed by the participant, to the purchase of additional shares in accordance with the terms of the Plan. The Authorization Form also authorizes the Corporation to pay cash dividends to the Administrator on behalf of such participant in the case of dividends paid on Capital Stock held under the Plan and in the case where a participant chooses to reinvest dividends under the Plan. The Authorization Form provides for the purchase of additional shares through the following investment options offered under the Plan:
a.	“DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENTS” directs the Administrator to reinvest all cash dividends on all shares then or subsequently registered in the participants name and to invest optional cash payments, which a participant may from time to time deliver to the Administrator, of not less than $50.00 up to a total of $4,000.00 per quarter.
b.	“OPTIONAL CASH PAYMENTS ONLY” directs the Administrator to invest optional cash payments, which a participant may from time to time deliver to the Administrator, of not less than $50.00 up to a total of $4,000.00 per quarter. Under this option, dividends on certificated shares will continue to be paid in cash.
          A participant may select either the Dividend Reinvestment and Optional Cash Payments option or the Optional Cash Payments Only option. Regardless of which method of participation is selected, all cash dividends paid on whole or fractional shares credited to a participant’s account will be reinvested automatically.
     8. How may a participant change options under the Plan?
          Investment options may be changed at any time on-line through Investor ServiceDirect® or by notifying the Administrator in writing. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend. Investment options may also be changed by completing, signing, and returning a new Authorization Form to the Bank. Reinvestment of dividends will start with the next quarterly dividend payment date after receipt of the Authorization Form, provided it is received on or before the record date for the next dividend. An Authorization Form and postage-paid envelope may be obtained by contacting the Bank (see the answer to Question 3 on how to access Investor ServiceDirect).
     9. Does a participant in a previous dividend investment and stock purchase plan of the Corporation take any action to become a participant in this Plan?
          No. An active account under such a previous plan of the Corporation will be automatically transferred into this Plan, and the participant’s instructions to the Administrator to reinvest dividends and/or to invest voluntary cash payments will be deemed to have authorized the Administrator to continue to take such action on behalf of the participant in accordance with the terms of this Plan.

     10. May a beneficial owner of the Capital Stock reinvest dividends under the Plan without transferring the shares to his or her own name?
          Certain beneficial owners of the Capital Stock may participate in the Plan through the record holder of such Capital Stock if the record holder has made the necessary arrangements with the Administrator on behalf of such beneficial owners. In the case of such arrangements, the record holder is the actual participant in the Plan, and the beneficial owner may participate in the Plan only pursuant to the terms and conditions specified by such record holder.
          Because such record holders generally will be acting on behalf of a large number of beneficial owners of Capital Stock who individually may or may not desire to participate in the Plan and whose identity may or may not be determinable until the record date, the arrangements between the Administrator and such record holder may provide for partial reinvestment of dividends and may provide for participation in the Plan via instructions received after the record date. The Administrator and the Corporation reserve the right to accept, reject, commence, terminate, add, delete, or modify any and all such arrangements with any such record holder at any time.
          If you are not sure whether you may participate in the Plan with respect to shares that you own which are held of record in “street name,” you should contact the bank or broker through which you hold your shares.
Reinvestment of Dividends
     11. When are dividends reinvested under the Plan?
          If a participant chooses to reinvest dividends under the Plan, such reinvestment will occur on the next dividend payment date after receipt of the Authorization Form, provided it is received on or before the record date for that dividend. If the Authorization Form is received after the record date for that dividend, reinvestment of dividends will begin with payment of the next succeeding dividend (see also the answer to Question 10 concerning instructions received after the record date from a record holder who has made the necessary arrangements with the Administrator for its beneficial owners to participate in the Plan).
          Record dates will usually precede dividend payment dates by approximately three weeks. Dividend payment dates will ordinarily be quarterly on the business day nearest the 25th of February, May, August, and November.
          SHAREOWNERS ARE CAUTIONED THAT THE PLAN DOES NOT REPRESENT A GUARANTEE OF FUTURE DIVIDENDS. FUTURE DIVIDENDS WILL DEPEND UPON THE CORPORATION’S EARNINGS, FINANCIAL CONDITION, AND OTHER FACTORS. SEE THE “RISK FACTORS” SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.
Optional Cash Payments
     12. How are optional cash payments made?
          Participants wishing to enroll in the optional cash payments feature of the Plan, regardless of whether or not the dividend reinvestment option is selected, must include a check or money order payable to Mellon Bank, N.A., with an Authorization Form. Thereafter, additional optional cash payments may be made through the use of the form sent by the Bank with each periodic statement.
          Participants may purchase shares with optional cash payments in minimum amounts of not less than $50.00 and up to a maximum of $4,000.00 per quarter. The same amount of money need not be sent each quarter, and there is no obligation to make optional cash payments each quarter.
     13. When are optional cash payments invested under the Plan?
          If a participant chooses to make optional cash payments under the Plan, such investment will occur once each quarter on the dividend payment date, provided the optional cash payment is received at least two (2) but not more than 30 business days prior to a dividend payment date. Optional cash payments received by the Bank less than two (2) business days prior to the dividend payment date will be invested under the Plan to the extent practical. Under no circumstances will interest be paid on optional cash payments. Therefore, participants are strongly urged to transmit optional cash payments so as to be received by the Administrator as close as possible to the dividend payment date but not less than two (2) business days prior thereto if the participant desires to ensure investment of such optional cash payments (see also the answer to Question 11 concerning instructions received after the record date from a record holder who has made arrangements with the Administrator for its beneficial owners to participate in the Plan).
     14. Under what circumstances will optional cash payments be returned?
          Any optional cash payment received by the Bank more than 30 days prior to a dividend payment date will be returned, and any optional cash payments received less than two (2) business days prior to a dividend payment date which cannot be invested will be returned. Additionally, if the Administrator receives a written request from a participant for the return of an optional cash payment previously received by the Administrator at least two (2) business days prior to the dividend payment date, the Administrator will return such payment to the participant.

Purchases
     15. What is the source of the Capital Stock purchased under the Plan?
          The source of the Capital Stock purchased under the Plan will normally be authorized but unissued shares or treasury shares of the Corporation. If, however, a greater number of shares is necessary to satisfy the requirements of the Plan than has been authorized for sale to the Plan by the Corporation, the Administrator may purchase the excess required shares on the open market (as more fully described in the answer to Question 19).
     16. When will shares be purchased under the Plan?
          Cash dividends and optional cash payments will be used to purchase the Capital Stock from the Corporation on dividend payment dates (see also the answer to Question 19 for variations in the event the Administrator must purchase Capital Stock on the open market).
     17. What is the price of the Capital Stock purchased for participants?
          The per share purchase price of the Capital Stock purchased from the Corporation for participants with reinvested dividends on any dividend payment date will be 95% of the average of the daily high and low sales prices of shares of the Capital Stock as reported by the New York Stock Exchange Consolidated Tape for the period of five trading days immediately preceding the dividend payment date. The per share purchase price of the Capital Stock purchased from the Corporation for participants with optional cash payments will be 100% of such average (see also the answer to Question 19 for variations in the event the Administrator must purchase the Capital Stock on the open market).
          If the Capital Stock is not traded for a substantial amount of time during any such trading day, the per share purchase price for shares purchased from the Corporation will be determined by the Corporation on the basis of such market quotations as it shall deem appropriate. No shares will be sold by the Corporation to participants in the Plan at less than the par value of such shares.
     18. How many shares will be purchased for a participant?
          The number of shares of Capital Stock purchased for each participant on each dividend payment date will depend on the amount of a participant’s dividend, optional cash payment, or combined dividend and optional cash payment, as the case may be, and the per share purchase price. Each participant’s account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total to be invested divided by the applicable per share purchase price. Dividends paid on shares held for participants in the Plan will be automatically reinvested (subject to any federal income tax withholding requirements as more fully explained in the answer to Question 33) as long as a participant continues in the Plan.
     19. Under what circumstances will shares be purchased on the open market?
          Prior to the record date for any dividend payment date, the Board of Directors of the Corporation may by resolution determine the maximum number of authorized but unissued shares, or treasury shares, of Capital Stock that the Corporation will sell to the Administrator under the Plan on such dividend payment date. Such limitation will remain in effect for each subsequent dividend payment date unless the Board of Directors, prior to a dividend record date, adopts a further resolution eliminating the limitation or amending the maximum number previously determined. If on any dividend payment date the Administrator would be unable to purchase sufficient shares from the Corporation to satisfy the requirements of the Plan for that dividend payment date, the Administrator will purchase such shares on the open market as are necessary to satisfy the requirements of the Plan for that dividend payment date.
          In purchasing shares of Capital Stock for any such dividend payment date, the Administrator will first apply reinvested dividends and then apply optional cash payments to purchase such shares. In the event of such open market purchases, shares will not be allocated to participants’ accounts until the date on which the Administrator purchased sufficient shares from the Corporation and on the open market for all participants in the Plan. Purchases of Capital Stock on the open market will be made as soon as possible but not more than 34 days after the applicable dividend payment date, except where, in the opinion of the Administrator’s counsel, such purchases are restricted by any applicable state or federal securities laws.
          In the event of such open market purchases, the purchase price to participants will be based on the weighted average of the purchase price of all shares of Capital Stock purchased from the Corporation and the purchase price of all shares purchased on the open market with the funds available for that dividend payment date. For the purposes of such computation, the per share purchase price of the Capital Stock purchased on the open market with reinvested dividends will be 95% of the average, or weighted average if shares are purchased on more than one day, of the daily high and low sales prices of the shares reported on the New York Stock Exchange Consolidated Tape for the date or dates of purchase, and the per share purchase price of the Capital Stock purchased on the open market for participants with optional cash payments will be 100% of such average. In such event, the Corporation will pay the balance of the price of such shares and any brokerage fees, commissions, service charges, or other similar expenses which would not have been paid by participants if all of such shares had been purchased from the Corporation under the Plan.
          In addition, the income tax consequences to participants will be based on the fair market value of the shares of Capital Stock on the date such shares are allocated to participants’ accounts, rather than on the dividend payment date. The Internal

          Revenue Service may consider the payment of brokerage commissions under these circumstances to be taxable income to the participants.
Costs
     20. Are there any costs or expenses to participants in connection with purchases under the Plan?
          No. Participants will pay no brokerage trading fees, service charges, or other similar expenses for shares purchased under the Plan because shares will usually be purchased directly from the Corporation and because the Corporation will pay any such fees, service charges, or other similar expenses in the event that shares are purchased on the open market.
Reports to Participants
     21. What kind of reports will be sent to participants in the Plan?
          A quarterly statement of account will be mailed to each participant by the Administrator as soon as practicable after each dividend payment date. The statement of account will include information describing each transaction such as dividends credited, optional cash payments made, the number of shares purchased (including fractional shares), the total shares held, and other information for the year-to-date period. These statements will provide a continuing record of the cost of purchases and should be retained for tax purposes. In the event that a participant desires additional copies of such records of his or her account, the Corporation and the Administrator reserve the right to charge a nominal fee for researching and reprinting copies of any or all such reports.
          In addition to the statements of account, each participant will receive copies of communications sent to all holders of Capital Stock, including the Corporation’s Interim Reports to Shareowners, Annual Report, Notice of Annual Meeting and Proxy Statement, and information for income tax reporting purposes.
Dividends on Fractions of Shares
     22. Will participants be credited with dividends on fractions of shares?
          Yes. Dividends with respect to such fractions, as well as whole shares of Capital Stock, will be credited to the participant’s account and will be reinvested in additional shares.
Stock Certificates
     23. Will certificates be issued for shares as they are purchased under the Plan?
          No. Certificates will not be issued to participants for shares of Capital Stock as they are purchased under the Plan. Instead, shares purchased pursuant to the Plan will be registered in the name of the Administrator or its nominee and credited to each participant’s account with the Administrator. This safekeeping feature protects against loss, theft, or destruction of stock certificates. However, a participant may request in writing that the Administrator issue a certificate for all or part of the whole shares already credited to the participant’s account has more fully discussed in the answer to Question 29. No certificates will be issued for fractional shares under any circumstances.
          An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for shares purchased under the Plan. This request should be mailed to the Administrator at the address specified in the answer to Question 3.
     24. In whose name will certificates be registered when issued to participants?
          The account of a participant under the Plan is maintained in the name(s) in which certificates of a participant were registered at the time he or she entered the Plan. Consequently, certificates for whole shares will be registered in the same name(s) when issued. Should a participant want such shares registered in any name other than that of the holder of record participating in the Plan, he or she must indicate such name in his or her request for withdrawal of shares or termination of participation in the Plan (as discussed more fully in the answers to Questions 28 and 29, respectively). In the event of such re-registration, a participant will be responsible for any possible transfer taxes and for compliance with any applicable transfer requirements.
Sale, Transfer, and Pledge of Shares
     25. What happens when a participant sells or transfers all of the shares registered in his or her name?
          If a participant in the Plan disposes of all of the Capital Stock registered in the participant’s name, that participant will be deemed to have elected to terminate his or her participation in the Plan, and that participant will receive certificates, registered in his or her name, for whole shares of Capital Stock which he or she holds in the Plan, less any applicable transfer tax, plus a check for the proceeds from the sale of any fractional share. Such termination will be executed as soon as is practicable after such disposition by the participant.
     26. May shares in a Plan account be pledged?
          No. Shares of Capital Stock credited to a participant’s account may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign shares credited to a Plan account must request that certificates for such shares be issued to the participant. Further, a record holder’s opportunity to purchase shares pursuant to the Plan is exercisable only by such record holder or by his or her guardian or legal representative, and neither the opportunity to purchase shares nor funds held by the Corporation awaiting investment pursuant to the Plan may be sold, transferred, pledged, assigned, given, or otherwise disposed of by the participant.
     Withdrawal of Shares and Termination of Participation
     27. When may a participant withdraw shares from the Plan or terminate participation in the Plan?
          A participant may withdraw shares of Capital Stock purchased under the Plan or terminate his or her participation in the Plan at any time.
     28. How may a participant withdraw shares from the Plan?
          A participant may withdraw a portion of the shares of the Capital Stock purchased under the Plan by notifying the Administrator in writing of his or her desire to do so (at the address specified in the answer to Question 3) and by specifying in the notice the number of shares to be withdrawn. Upon withdrawal of a portion of the shares purchased under the Plan, a participant is deemed to continue to be enrolled in the Plan, and all dividends will continue to be reinvested under the Plan until a request for termination is received by the Administrator. Certificates for fractional shares will not be issued to participants under any circumstances.
          If a participant withdraws all of his or her shares under the Plan, that participant will be deemed to have elected to terminate his or her participation in the Plan (as more fully discussed in the answer to Question 29).
     29. How does a participant terminate participation in the Plan?
          A participant may terminate his or her participation in the Plan either: (a) by notifying the Bank in writing of his or her desire to do so (at the address specified in the answer to Question 3); (b) by notifying the Bank in writing of his or her desire to withdraw all of his or her shares purchased under the Plan (at the address specified in the answer to Question 3); or (c) by disposing of all Capital Stock registered in the participant’s name (as more fully discussed in the answer to Question 25). A participant may discontinue the reinvestment of dividends at any time by providing written notice to the Administrator. Alternatively, they may change their dividend election on-line under “Manage Account Info” section at www.melloninvestor.com. To be effective for a particular dividend payment, the Administrator must receive notice on or before the record date for that dividend. The Administrator will continue to hold the shares unless the participant requests a certificate for any full shares and a check for any fractional share. In addition, they may request that all or part of their shares be sold. When the shares are sold, they will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees.
          Upon withdrawal, a participant may elect to stop the investment of any optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive the request for a refund no later than two business days prior to the investment date.
          Generally, an eligible shareowner may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.
          In the case of termination by notice to the Bank, a participant may elect to receive: (x) stock certificates for whole shares held in the Plan, less any applicable transfer tax, plus a check for the proceeds from the sale of any fractional share; or (y) a check for the proceeds from the sale of all shares held in the account, including any fractional share, less any brokerage fees, commissions, service charges, or other similar expenses and any applicable transfer tax. After a termination is effective, all dividends for the Capital Stock held of record by a shareowner, as to which participation has been terminated, will be paid by check unless a participant re-enrolls in the Plan, which may be done at any time.
     30. When will the withdrawal or termination by notice to the Administrator be executed?
          Generally, a withdrawal or termination as the result of notification received by the Administrator will be executed within two (2) business days of receipt by the Administrator of the notice of withdrawal or termination. However, if the request to withdraw or terminate is received on or after the record date for a dividend, any cash dividend paid on the dividend payment date for that record date will be reinvested for the account and any optional cash payment which has been received by the Administrator prior to the receipt of such notice will be invested in accordance with the Plan unless a return of such optional cash payment is expressly requested in a written notice is received by the Administrator at least 48 hours prior to the dividend payment date (at the address specified in the answer to Question 3). Thereafter, the request for withdrawal or termination will be processed as soon as practicable after the additional shares are purchased for the participant and credited to the participant’s account.
     31. How is the withdrawal or termination by notice to the Administrator executed?
          In the case of withdrawal or termination by notice to the Administrator in which the participant has elected to receive whole shares, the Administrator will register the certificates for the Capital Stock in the name of the participant and will issue such certificates to the participant.

          In the case of termination by notice to the Administrator in which fractional shares must be liquidated or in which the participant has elected to receive a check for the proceeds of a sale of Capital Stock, the Administrator will make such sale on the open market within the later of twenty (20) business days after the receipt of a termination request or the date on which the participant’s account is credited as provided in the answer to Question 30. Any participant desiring to sell his or her Capital Stock more quickly should terminate participation, obtain certificates representing the Capital Stock in his or her account, and sell such Capital Stock himself or herself.
Taxes
     32. What are the Federal income tax consequences of participation in the Plan?
          The following summary addresses certain U.S. federal income tax consequences of general application. The discussion is based on existing provisions of the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations, published rulings, judicial decisions and other applicable law, all as in effect as of the date hereof, any of which could be changed at any time. Any such change may be retroactive and could modify the statements made herein. Each participant should be aware that the following discussion is merely a summary, as it is impractical to set forth all relevant aspects of tax law that could be important to each participant. The Federal income tax consequences of participation in the Plan may be different for participants who are not citizens or residents of the United States. In addition, there may be state and local tax consequences for United States residents and non-United States tax consequences for participants who are not citizens or residents of the United States. Each participant should consult his or her own tax advisor to determine the particular tax consequences that may result from participation in the Plan and the subsequent disposal of shares of Capital Stock purchased pursuant to the Plan.
          This summary is not intended to be a summary of all relevant tax considerations or a substitute for careful tax planning. In particular, this discussion does not purport to address each participant’s individual investment circumstances or special considerations.
          A participant in the Plan will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend equal to the fair market value of the shares of Capital Stock acquired with the reinvested dividends on such dividend payment date, and will be taxed accordingly. The tax basis of those shares will equal the fair market value of such shares on the dividend payment date. If the participant is subject to back-up withholding (as discussed more fully in Question 33), a portion of the cash dividends otherwise payable will be withheld as tax and the balance will be reinvested in shares, the tax basis of which will be the fair market value on the dividend payment date of the shares so acquired with the balance.
          A participant will not realize any taxable income upon the purchase of shares of Capital Stock with optional cash payments since shares purchased with optional cash payments are purchased at 100% of fair market value. The tax basis of shares purchased with optional cash payments will equal the participant’s purchase price per share.
          Each quarterly statement of account from the Administrator (as more fully discussed in Question 21) will show the price per share to be used in determining the tax basis of Capital Stock purchased in that quarter with reinvested dividends and any optional cash payments to the Plan. An Internal Revenue Service form (Form 1099) will be mailed to participants at year-end showing the total amount of dividend income to be reported by the participant and the total amount of tax, if any, withheld.
          If the Corporation pays any brokerage commissions on your behalf, these will be treated as a distribution to you, and will be taxed in the same manner as dividends.
          A participant’s holding period for shares acquired pursuant to the Plan will begin on the day following the dividend payment date on which the shares of Capital Stock were purchased under the Plan.
          A participant will not realize any taxable income when the participant receives certificates for whole shares of Capital Stock credited to the participant’s account under the Plan, either upon the participant’s request for withdrawal of a portion of those shares or termination of participation in the Plan.
          A participant will realize gain or loss when shares of Capital Stock purchased under the Plan are sold or exchanged, whether by the Plan pursuant to the participant’s request or by the participant after receipt of shares from the Plan. A participant will also realize gain or loss when the participant receives a cash payment for the sale of a fraction of a share credited to the participant’s account upon withdrawal of shares from the Plan or termination of participation in the Plan. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the participant’s tax basis thereof.
     33. When are the income tax withholding provisions applied to participants in the Plan?
          Every participant receiving payment of dividends is generally not subject to withholding. However, under certain circumstances, the payment will be subject to “backup withholding.” Under these backup withholding rules, a payor will withhold if any of the following is true: (a) the participant did not provide the payor with his or her correct social security or taxpayer identification number in the required manner; (b) the IRS notifies the payor that the number furnished is incorrect; (c) the IRS notifies the payor to withhold because the shareowner did not report all its interest and dividends in prior years; or (d) the shareowner does not certify when required that the shareowner is not subject to backup withholding.

          For participants subject to back-up withholding, the Corporation is required to withhold a portion of each dividend payment as tax. Upon a sale of shares of Capital Stock purchased under the Plan (including any cash payment for fractional shares), the broker must withhold a portion of the gross proceeds if the participant is subject to back-up withholding. The amount withheld pursuant to back-up withholding is not an additional tax. Rather, the Federal income tax liability of the participant will be reduced by the amount of tax withheld. If back-up withholding results in any overpayment of taxes, a refund may be obtained from the Internal Revenue Service.
          The back-up withholding rules described above apply whether or not a particular participant elects to participate in the Plan. If a participant is subject to back-up withholding, the amount of tax withheld will be deducted from the total amount of dividends paid and only the remaining balance of the dividends will be reinvested under the Plan.
          The rate for backup withholding is statutorily determined as the fourth lowest individual income tax rate in any given year.
Other Information
     34. If the Corporation has a rights offering, how will the rights on the Plan shares be handled?
          If a participant is entitled to participate in a rights offering, such entitlement will be based upon his or her total holdings, including the shares of Capital Stock credited to the participant pursuant to the Plan. Rights certificates, however, will be issued for the number of whole shares only.
     35. What happens if the Corporation issues a dividend payable in stock or declares a stock split?
Any stock dividends or split shares distributed by the Corporation on shares of Capital Stock held by the Administrator under the Plan will be added to the participant’s account.
     36. How will a participant’s shares held by the Administrator be voted?
          Both full and fractional shares of Capital Stock credited to a participant’s account will be voted as the participant directs. Fractional shares will have proportionate rights.
          Participants will receive materials from the Corporation for each shareowners’ mailing, including a proxy statement and form of a proxy, which will enable them to vote all shares of Capital Stock credited to their account under the Plan.
     37. What is the responsibility of the Corporation and the Administrator under the Plan?
          The Corporation and the Administrator, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claims of liability arising out of failure to terminate a participant’s account upon such participant’s death or with respect to the prices or times at which shares of Capital Stock are purchased or sold for the participant’s account and with respect to any loss or fluctuation in the market value after purchase or sale of Capital Stock.
     38. May the Plan be changed or discontinued?
          Yes. Notwithstanding any other provision of the Plan, the Board of Directors of the Corporation or any designated committee thereof reserves the right to amend, suspend, modify, or terminate the plan at any time, including the period between a record date and a dividend payment date. To the extent practicable, notice of any such action will be sent to all participants at least thirty (30) days prior to its effective date, and any amendment will be deemed to be accepted by a participant who does not terminate his or her participation in the Plan prior to effectiveness of the amendment. Upon termination of the Plan by the Corporation, except in the circumstances described below, any uninvested optional cash payments will be returned, a stock certificate for whole shares of Capital Stock credited to a participant’s account under the Plan will be issued, and a cash payment will be made for any fractional shares credited to a participant’s account. Such cash payment will be based on the closing price of the Capital Stock reported on the New York Stock Exchange Consolidated Tape for such date as is set forth in the notice of termination.
          In the event the Corporation terminates the Plan for the purpose of establishing another dividend reinvestment plan similar to the Plan, a participant in the Plan will be enrolled automatically in such other plan, and shares of Capital Stock credited to their Plan account will be credited automatically to such other plan, unless notice is received to the contrary (at the address specific in the answer to Question 3).
     39. What are some of the responsibilities of participants?
          Participants will have no right to draw checks or drafts against their accounts under the plan or to give instructions to the Administrator with respect to any shares of Capital Stock or cash held except as expressly provided in the Plan or as expressly provided in arrangements between the Administrator and record holders who participate in the Plan on behalf of beneficial owners (see the answer to Question 10 concerning such arrangements).
          Participants should notify the Administrator promptly in writing of any change of address. Notices to participants will be given by letters addressed to them at their last addresses of record with the Administrator under the Plan. The mailing of a notice to a participant’s last address of record will satisfy the Administrator’s duty of giving notice to such participant.

     40. Who bears the risk of market price fluctuation in the Capital Stock?
          A participant’s investment, both in shares of Capital Stock held in the Plan and in share registered in the participant’s own name, is no different from that of a non-participating shareowner. The participant bears the risk of loss and has the opportunity for gain as a result of market price changes. THEREFORE, PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE CORPORATION NOR THE BOARD CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST A LOSS ON SHARES PURCHASED OR SOLD UNDER THE PLAN.
     41. Can adjustments be made in the number of shares subject to the Plan?
          This Plan pertains to an aggregate of 2,000,000 shares of Capital Stock of the Corporation registered with the Commission for purposes of the Plan, including 500,000 shares covered by the Registration Statement on Form S-3 filed on November 21, 1997 (file number 333-40809) of which this Prospectus is a part, 1,000,000 shares previously registered at File No. 33-61854 and 500,000 shares previously registered at File No. 33-3003 (in each case such shares reflect a 2-for-1 stock split effected on August 23, 1994), subject to adjustment as follows:
          a. In the event that a dividend shall be declared upon the Capital Stock payable is shares of said stock, the number of shares of Capital Stock available for issuance pursuant to the Plan shall be adjusted by adding thereto the number of shares which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareowners entitled to receive such stock dividend.
          b. In the event that the outstanding shares of Capital Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger, or consolidation, then there shall be substituted for the shares available for issuance pursuant to the Plan, the number and kind of shares of stock or other securities which would have been substituted therefor if such shares of stock or other securities had been outstanding on the date fixed for determining the shareowners entitled to receive such changed or substituted stock or other securities.
          c. In the event there shall be any change, other than specified above, in the number or kind of outstanding shares of Capital Stock of the Corporation or of any stock or other securities into which such Capital Stock shall be changed or for which it shall have been exchanged, then if the Board of Directors of the Corporation shall determine, in its discretion, that such change equitably requires an adjustment in the number or kind of shares which are available for issuance pursuant to the Plan, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of the Plan.
          d. No adjustment or substitution provided for herein shall require the Corporation to issue or to sell a fractional share of Capital Stock under the Plan and the total adjustment or substitution say be limited accordingly.
     42. How is the Plan to be interpreted?
          Any question of interpretation arising under the Plan will be determined by the Corporation pursuant to the applicable rules and regulations of all regulatory authorities and to the applicable federal and state law, such determination being final.
USE OF PROCEEDS
     The Corporation intends to use the net proceeds from sales of shares of Capital Stock pursuant to the Plan for general corporate purposes, including capital expenditures. However, the Corporation does not know the number of shares of its Capital Stock that will be sold pursuant to the Plan or the prices at which such shares will be sold.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
     The legality of the shares of the Capital Stock being registered has been passed upon by Buchanan Ingersoll & Rooney PC, 20th Floor, 301 Grant Street, Pittsburgh, Pennsylvania 15219, counsel for the Corporation.
INDEMNIFICATION OF OFFICERS AND DIRECTORS
     Article IX, Section I of the By-laws of the Corporation (the “By-laws”) provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his office and such breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

     Article IX, Section 2 of the By-laws requires the Corporation to indemnify any director or officer who is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, unless a court determines that such director or officer’s conduct constituted willful misconduct or recklessness. However, the Corporation will indemnify a director or officer who initiates an action only if the action was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this provision of the By-laws includes payment of all reasonable expenses, including attorney’s fees, and any liability and loss. The By-laws further provide that any director or officer who is entitled to indemnification but is not paid in full by the Corporation within 45 days after a written claim may bring suit against the Corporation, and if the director or officer succeeds, in whole or in part, he or she shall be entitled to be paid also the expense of prosecuting such claim.
     The Corporation has entered into indemnification contracts with directors and officers of the Corporation which entitle them to full indemnification in accordance with Pennsylvania’s Business Corporation Law of 1988, as amended, and the By-laws. Also, pursuant to the indemnification contracts, the Corporation is obligated to purchase and maintain directors’ and officers’ liability insurance. Accordingly, the Corporation provides insurance contracts for its directors and officers which insure them, within the limits and subject to the limitations of the policies, against certain expenses and liabilities which have been incurred by, or resulted from, any actions, suits, or proceedings to which they are parties by reason of being or having been directors or officers of the Corporation.
     Insofar as indemnification for liabilities arising under the Securities Act may be permuted to directors, officers, and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer described herein, and if given or made, such information or representation must not be relied upon. Neither the delivery of this Prospectus nor any sale made hereunder at any time under any circumstances shall imply that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the Capital Stock covered by this Prospectus to any person to whom it is unlawful to make such offer or solicitation.

Kennametal Inc.

Dividend Reinvestment
and
Stock Purchase Plan,
as amended

PROSPECTUS

November 7, 2006